Exhibit 99.1

QWEST REPORTS THIRD QUARTER RESULTS: REVENUE TRENDS STEADY;
MARGIN EXPANSION CONTINUES

Unaudited (in millions, except per share amounts)(a)

	Q3 2005	Q2 2005	Seq. Change	Q3 2004	Y over Y Change
Operating Revenues	$3,504	$3,470	1.0%	$3,449	1.6%
Operating Income	208	226	(8.0)%	(173)	nm
Net Income (Loss)	(144)	(164)	nm	(569)	nm
Net Income (Loss) per Diluted Share	(0.08)	(0.09)	nm	(0.31)	nm

(a) See Special Items in Attachment E

•                  Revenue and Cost Initiatives Drive Further Margin Expansion

•                  Solid Progress in Key Growth Areas

•                  Consumer Bundle Penetration Expands to 50 Percent

•                  High-Speed Internet Subscribers Reach 1.3 Million

•                  Long-Distance Penetration Increases to 36 Percent

•                  Second Sequential Quarter of Wireless Subscriber and ARPU Growth

•                  Strong Sequential Growth in Cash Generated from Operations to $675 Million

•                  Capital Expenditures of $445 Million

DENVER, Nov. 1, 2005 — Qwest Communications International Inc. (NYSE: Q) today reported third quarter results that indicate stable performance in revenue, free cash flow and overall financial flexibility. For the quarter, the fully diluted net loss per share was $(0.08), which includes a charge for restructuring, realignment and severance costs of $(0.01), compared with a loss of $(0.31) a year ago, which included special items of $(0.16).  See Attachment E for special items.

“Qwest’s strategies to pursue growth and to enhance our profitability are working,” said Richard C. Notebaert, Qwest chairman and CEO. “We are, in a disciplined way, investing in growth and value for all our stakeholders.”

Financial Results

Qwest reported third quarter revenue of $3.5 billion, compared to $3.47 billion in the second quarter and $3.45 billion in the third quarter a year ago.  This represents the sixth consecutive quarter of stable revenues, as well as continued year-over-year growth in mass markets and business revenues.  Business revenue benefited from the recognition of revenue on a large government contract of approximately $52 million in the quarter.  Revenue trends improved as a result of strong sales within Qwest’s portfolio of growth products, including high-speed Internet, advanced data products, long-distance, as well as bundles.

“Our significant progress in productivity continues to drive cost reductions and steady margin improvement,” said Oren G. Shaffer, Qwest vice chairman and CFO.  “We continue to improve our free cash flow, putting us on track to meet our goal for 2005 and for further free cash flow growth in 2006. “

Qwest’s third quarter operating expenses totaled $3.3 billion, a decline of 9 percent or $326 million compared to the third quarter of 2004.  Cost of sales declined $36 million in the third quarter compared with the third quarter of last year.  The decrease was driven by continued improvement in productivity and operating efficiency, and by the reduction in fixed and variable costs as a result of our facilities cost initiatives, partially offset by increases in costs associated with a large government contract and wireless usage-based minutes.

Selling, general and administrative (SG&A) expenses decreased $245 million from the same period in 2004.  Third quarter 2005 results included $26 million in restructuring, realignment, and severance charges.  Third quarter 2004 results included special items, the majority of which was a legal reserve of $250 million.  See special items in the Attachment E.  SG&A benefited from further productivity improvements and continued cost-containment efforts.

Capital Spending, Cash Flow and Interest

Third quarter capital expenditures totaled $445 million, compared to $418 million in the third quarter of 2004.  The company’s disciplined approach to capital spending focuses on investment in key growth areas and supporting the highest service levels.

Cash generated from operations of $675 million in the third quarter exceeded capital expenditures by $230 million.  Qwest expects consistent operating results to be the main driver in generating improved free cash flow for 2005 in the range of $600 to $800 million before one-time payments.

Interest expense totaled $384 million for the third quarter compared to $374 million in the third quarter a year ago.

Balance Sheet Update

The company reduced total debt less cash and short-term investments by more than $840 million, to $14.3 billion, compared to $15.2 billion in the third quarter of 2004.  In the quarter, approximately $218 million in debt matured and was paid.

Qwest ended the quarter with $2.9 billion in cash and short-term investments.

Operational Highlights

Qwest’s improved revenue trends included operational progress in the following key growth areas:

High-Speed Internet

Qwest added 150,000 high-speed Internet lines in the third quarter, bringing total lines in service to 1.3 million — a 12.6 percent increase sequentially and a 40 percent increase over the year-ago quarter.  The company’s mass markets data and Internet revenues increased 8 percent sequentially and 38 percent year-over-year.

During the quarter, Qwest continued to significantly increase its high-speed Internet footprint, as well as the speeds available to customers. Currently 75 percent of Qwest’s households are eligible for broadband services; 96 percent of qualified households are able to purchase broadband speeds of 1.5 Mbps or greater.

Bundles

Aggressive marketing efforts are paying off for Qwest. Following the launch of new bundles in May and targeted incentives and promotional initiatives kicked off in July, Qwest earned more than 90,000 bundle sales since launch. The company was able to increase average sales per week of its high-speed Internet service 65 percent over pre-July initiative results.

Qwest’s full-featured bundled offering includes high-speed Internet access, a national wireless offering, local and long-distance service and integrated satellite TV services through a marketing alliance with DIRECTV, Inc.  The company’s bundle penetration increased to 50 percent in the quarter, compared to 43 percent a year ago.

In-Region Long-Distance

Long-distance penetration of total retail lines increased to 36 percent in the third quarter, compared to 32 percent a year ago.  Qwest increased total long-distance lines by 74,000 in the quarter.  The company ended the quarter with more than 4.7 million long-distance lines, a 2 percent increase from second quarter and a 7 percent increase over a year ago.  Mass markets long-distance revenue grew 4 percent sequentially and 13 percent compared to a year ago.

Wireless

Qwest saw the second sequential quarter of subscriber growth in its wireless unit. Though revenues remained flat because of promotions and incentives, the company’s subscriber base grew by more than 4,000 in the quarter, bringing total wireless subscribers to 748,000.

Qwest’s data and enhanced features are driving higher wireless ARPU, which increased 9 percent to $51 from $47 a year ago.  All of the company’s customers are on national plans. The company continues to focus on adding wireless data subscribers and approximately 40 percent of gross additions sign up for a data service.

Access Lines

Local marketing efforts and success with its bundling program led to improved access line trends for Qwest sequentially and year-over-year. Total access lines were down 154,000 in the third quarter, an improvement from a loss of 231,000 lines in the second quarter (excluding the 21,000 UUNet disconnects) and 159,000 lines in the third quarter of last year.

Small-business access lines increased for the fourth consecutive quarter. Business retail access lines declined 14,000 in the third quarter, an improvement from year-ago declines and less than half of the loss last quarter.

Resold access lines declined 52,000 sequentially. Qwest continued its leadership role in working with wholesale customers by signing commercially negotiated agreements.  Approximately 96 percent of the company’s UNE-P revenue now comes from customers on commercial Qwest Platform Plus (QPP) contracts.

IP Product Suite

Qwest offers a broad array of solutions through its MPLS-based iQ Networking product suite. Qwest iQ Networking™ focuses on solving business problems, reducing total cost and delivering an unparalleled service delivery experience for customers requiring an end-to-end wide-area networking (WAN) service.  During the third quarter Network Computing Magazine gave Qwest’s iQ Networking the “Best Value” award for WAN solutions, citing “excellent reliability” and “a good services offering” for its award.

The Qwest OneFlex™ suite of services including Integrated Access and Hosted VoIP continues to gain traction.  OneFlex provides business customers with a range of VoIP options that offer lower total cost of ownership, additional features and functionality, and simplified management.  Qwest offers its OneFlex VoIP communication services in more than 250 cities across the U.S.

DIRECTV® Alliance

Qwest’s DIRECTV alliance remains a key component of the bundle.  Customer net additions continued to grow in the third quarter; subscribers currently total more than 95,000.  Qwest and DIRECTV’s previously announced strategic relationship allows Qwest to offer DIRECTV digital satellite television services to residential customers across the western United States.  With DIRECTV service, customers can enjoy a variety of all-digital programming, including news, sports, movies and music.  Qwest is marketing and providing front-line customer support for the DIRECTV service and has incorporated it as part of a full suite of bundled communications services.  Customers receive an integrated bill, which includes both their DIRECTV service and Qwest services.

Special Items

See Attachment E for special items.

Conference Call Today

As previously announced, Qwest will host a conference call for investors and the media today at 9 a.m. EST with Richard C. Notebaert, Qwest chairman and CEO, and Oren G. Shaffer, Qwest vice chairman and CFO.  The call can be heard on the Web at www.qwest.com/about/investor/events

About Qwest

Qwest Communications International Inc. (NYSE: Q) is a leading provider of high-speed Internet, data, video and voice services. With approximately 40,000 employees, Qwest is committed to the “Spirit of Service” and providing world-class services that exceed customers’ expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

# # #

Forward Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the current investigation by the U.S. Attorney’s office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the likelihood of certain of our competitors consolidating with other providers or otherwise reorganizing their capital structure to more effectively compete against us; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; and our ability to utilize net operating losses in projected amounts.

The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Chris Hardman	Stephanie Comfort
	303-992-2085	800-567-7296
	chris.hardman@qwest.com	IR@qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(DOLLARS IN MILLIONS, SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(UNAUDITED)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2005	2004	Change	2005	2004	Change

Operating revenue	$3,504	$3,449	1.6%	$10,423	$10,372	0.5%
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	1,512	1,548	(2.3)%	4,385	4,489	(2.3)%
Selling, general and administrative	1,016	1,261	(19.4)%	3,097	3,899	(20.6)%
Depreciation and amortization	768	779	(1.4)%	2,307	2,341	(1.5)%
Assets impairment charges	—	34	nm	—	77	nm
Total operating expenses	3,296	3,622	(9.0)%	9,789	10,806	(9.4)%
Operating income (loss)	208	(173)	nm	634	(434)	nm
Other expense (income):
Interest expense—net	384	374	2.7%	1,145	1,164	(1.6)%
(Gain) loss on early retirement of debt	(11)	6	nm	32	1	nm
Gain on sale of assets—net	—	—	nm	(257)	—	nm
Other (income) expense—net	(20)	34	nm	(35)	(59)	(40.7)%
Total other expense—net	353	414	(14.7)%	885	1,106	(20.0)%
Loss before income taxes	(145)	(587)	75.3%	(251)	(1,540)	83.7%
Income tax benefit (expense)	1	18	(94.4)%	—	(115)	nm
Net loss	$(144)	$(569)	74.7%	$(251)	$(1,655)	84.8%
Basic and diluted loss per share	$(0.08)	$(0.31)	74.2%	$(0.14)	$(0.92)	84.8%
Basic and diluted weighted average shares outstanding	1,843,715	1,815,109	1.6%	1,827,937	1,796,560	1.7%

nm - percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(DOLLARS IN MILLIONS)

(UNAUDITED)

	September 30,	December 31,
	2005	2004

ASSETS

Current assets:
Cash and cash equivalents	$2,311	$1,151
Short-term investments	580	764
Other current assets	2,163	2,303
Total current assets	5,054	4,218
Property, plant and equipment—net, and other assets	18,673	20,106
Total assets	$23,727	$24,324

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current borrowings	$527	$596
Accounts payable and other current liabilities	3,705	3,690
Total current liabilities	4,232	4,286
Long-term borrowings—net	16,702	16,690
Other long-term liabilities	5,509	5,960
Total liabilities	26,443	26,936
Stockholders’ deficit	(2,716)	(2,612)
Total liabilities and stockholders’ deficit	$23,727	$24,324

ATTACHMENT C

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN MILLIONS)

(UNAUDITED)

	Nine Months Ended September 30,
	2005	2004

CASH PROVIDED BY OPERATING ACTIVITIES	$1,588	$1,609

CASH USED FOR INVESTING ACTIVITIES	$(442)	$(1,444)

CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	$14	$(217)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$1,160	$(52)

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.
SELECTED CONSOLIDATED DATA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	As of and for the Three Months Ended September 30,		%
	2005	2004	Change
OPERATING REVENUE (1)
Wireline services revenue
Voice Services:
Local Voice:
Business	$272	$286	(4.9)%
Mass Markets	1,104	1,145	(3.6)%
Wholesale	201	216	(6.9)%
Total local voice	1,577	1,647	(4.3)%
Long Distance:
Business	110	119	(7.6)%
Mass Markets	170	151	12.6%
Wholesale	279	279	—
Total long-distance	559	549	1.8%
Access:
Business	1	1	—
Mass Markets	2	1	100.0%
Wholesale	156	166	(6.0)%
Total access	159	168	(5.4)%
Total voice services	2,295	2,364	(2.9)%
Data and Internet:
Business	569	488	16.6%
Mass Markets	189	137	38.0%
Wholesale	310	319	(2.8)%
Total data and Internet	1,068	944	13.1%
Total wireline services revenue	3,363	3,308	1.7%
Wireless services revenue	129	132	(2.3)%
Other services revenue	12	9	33.3%
Total operating revenue	$3,504	$3,449	1.6%

Capital expenditures (in millions) (2)	$445	$418	6.5%

Total employees	39,767	42,682	(6.8)%

Consumer revenue: (3)	$1,103	$1,065	3.6%
ARPU (in dollars)	$46.28	$42.89	7.9%

In-Region Long Distance Lines (in thousands)	4,705	4,385	7.3%

DSL:
Subscribers (in thousands) (4)	1,340	956	40.2%
Qualified households/businesses (in millions)	7.1	6.2	14.5%

Wireless/PCS: (5)
Total wireless services revenue	$129	$132	(2.3)%
End of period subscribers (in thousands)	748	778	(3.9)%
ARPU (in dollars)	$51	$47	8.5%

Access lines (in thousands): (6)
Business access lines
Retail lines	2,475	2,637	(6.1)%
Resold lines	1,756	1,907	(7.9)%
Total business access lines	4,231	4,544	(6.9)%

Mass markets access lines
Consumer primary lines	7,916	8,234	(3.9)%
Consumer additional lines	948	1,101	(13.9)%
Small business lines	1,838	1,801	2.1%
Total mass markets access lines	10,702	11,136	(3.9)%
Total access lines	14,933	15,680	(4.8)%

Voice grade equivalent access lines (in thousands): (7)
Business	73,148	61,622	18.7%
Consumer	22,154	14,164	56.4%
Total voice grade equivalents	95,302	75,786	25.8%

Minutes of use from Carriers and CLECs (in Millions)	12,750	13,473	(5.4)%

(1) Product revenue categories have been adjusted for current period presentation.

(2) Capital expenditures exclude assets acquired through capital leases.

(3) Consumer ARPU (Average Revenue Per Unit) is measured as consumer revenue in the period divided by the average number of primary access lines for the period.  We believe this metric can be a useful measure of the revenue performance of our consumer business within our mass markets channel on a per-customer basis.   We use ARPU internally to assess the revenue performance of our consumer business within our mass markets channel and the impact on this business of periodic customer initiatives and product roll-outs.  ARPU is not a measure determined in accordance with GAAP and should not be considered as a substitute for our wireline services segment revenue or any other measure determined in accordance with GAAP.

(4) Total DSL subscribers does not include out-of-region subscribers.

(5) Wireless ARPU (Average Revenue Per Unit) is measured as the recurring portion of our wireless services revenue stream attributed to subscribing customers (plus certain activation fees) divided by the average number of subscribers for the period. We believe this metric can be a useful measure of the revenue performance of our wireless business on a per-customer basis. We use ARPU internally to assess the revenue performance of our wireless business and the impact on this business of periodic customer initiatives and product roll-outs.  ARPU is not a measure determined in accordance with GAAP and should not be considered as a substitute for our wireless services segment revenue or any other measure determined in accordance with GAAP. Beginning in 2004, Wireless ARPU includes surcharges for the recovery of costs associated with providing number portability and wireless 911 services.

	For the Three Months Ended September 30,		%
	2005	2004	Change
ARPU is calculated as follows:
Total quarterly wireless services revenue (in millions)	$129	$132	(2.3)%
Less: quarterly non-recurring revenue (in millions)	$15	$20	(25.0)%
Quarterly recurring revenue (in millions)	$114	$112	1.8%
Average monthly recurring revenue (in millions)	$38	$37	2.7%
Divided by quarterly average wireless services subscribers (in thousands)	745	797	(6.5)%
Wireless services ARPU (in dollars)	$51	$47	8.5%

(6) We may modify the classification of our access lines from time to time in our effort to better approximate our revenue channels. Resold lines includes UNE-P lines, unbundled loops, resale lines and public pay phone lines.

(7) Access line and voice grade equivalent data has been adjusted for current period presentation.  A voice-grade equivalent is the amount of capacity required to carry one telephone call. A voice-grade equivalent line is the outcome of measuring all residential and business access lines, and private line channel terminations as if they were converted to single access lines that have the ability to transmit and receive only one voice transmission at a time.

ATTACHMENT E

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(DOLLARS IN MILLIONS)

(UNAUDITED)

	As of and for the
	Three Months Ended
	September 30,
	2005	2004

SPECIAL ITEMS:
OPEB - Medicare one-time benefit [COGS]	$—	$(9)
OPEB - Medicare one-time benefit [SG&A]	—	(7)
Legal Reserve [SG&A]	—	250
Restructuring, realignment and serverance related costs [SG&A]	26	5
Asset impairment Charges	—	34
Tax Adjustment Charge [Other expense—net ]	—	36
Tax Adjustment (Benefit) / Charge [Income tax benefit (expense)]	—	(16)

Total	$26	$293

ATTACHMENT F

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(DOLLARS IN MILLIONS)

(UNAUDITED)

	As of and for the Three Months Ended September 30,		As of and for the Nine Months Ended September 30,
	2005	2004	2005	2004

EBITDA: (1)
EBITDA	$976	$606	$2,941	$1,907
Depreciation and amortization	(768)	(779)	(2,307)	(2,341)
Subtotal - Operating income (loss)	208	(173)	634	(434)

Interest expense—net	(384)	(374)	(1,145)	(1,164)
Gain (loss) on early retirement of debt	11	(6)	(32)	(1)
Gain on sale of assets—net	—	—	257	—
Other income (expense)—net	20	(34)	35	59
Income tax benefit (expense)	1	18	—	(115)
Net loss	$(144)	$(569)	$(251)	$(1,655)

EBITDA Margin: (1)
EBITDA	$976	$606	$2,941	$1,907
Divided by total operating revenue	3,504	3,449	10,423	10,372
EBITDA Margin	27.9%	17.6%	28.2%	18.4%

Free Cash Flow from Operations: (2)
Cash provided by operating activities	$675	$765	$1,588	$1,609
Less: Expenditures for property, plant and equipment	(445)	(418)	(1,110)	(1,359)
Free Cash Flow from Operations	$230	$347	$478	$250

Net Debt: (3)
Current borrowings			$527	$652
Long-term borrowings			16,702	16,545
Principal amount of borrowings			$17,229	$17,197

Less: Cash and cash equivalents			$2,311	$1,314
Less: Short-term and long-term investments			581	703
Net Debt			$14,337	$15,180

(1) EBITDA and EBITDA Margin are non-GAAP financial measures. Other companies may calculate these measures (or similarly titled measures) differently. We believe these measure provides useful information to investors in evaluating our capital-intensive business because they reflect our operating performance before the impacts of non-cash items and are indicators of our ability to service debt, pay taxes and fund discretionary spending such as capital expenditures. Management also uses EBITDA for a number of purposes, including setting targets for compensation and assessing the performance of our operations. EBITDA and EBITDA Margin are non-GAAP financial measures. Due to the significance of the GAAP components excluded, EBITDA and EBITDA Margin should not be considered in isolation or as an alternative to net income or loss or any other operating or liquidity performance measure prescribed by accounting principles generally accepted in the United States.

EBITDA for the three and nine months ended September 30, 2005 includes $26 million and $40 million in restructuring, realignment and severance related costs, respectively.

EBITDA for the three and nine months ended September 30, 2004 includes $5 million and $152 million in restructuring, realignment and severance related costs, respectively.

(2) Free cash flow from operations is a non-GAAP financial measure that indicates cash generated by our business after operating expenses, capital expenditures and interest expense. We believe this measure provides useful information to our investors for purposes of evaluating our ability to satisfy our debt and other mandatory payment obligations and because it reflects cash flows available for financing activities, voluntary debt repayment and to strengthen our balance sheet. This is of particular relevance for our business given our highly leveraged position. We also use free cash flow from operations internally for a variety of purposes, including setting targets for compensation and budgeting our cash needs. Free cash flow from operations is not a measure determined in accordance with GAAP and should not be considered as a substitute for “operating income” or “net cash flow from operating activities” or any other measure determined in accordance with GAAP.

(3) Net Debt is a non-GAAP financial measure that is calculated as our total borrowings (current plus long-term) less our cash, cash equivalents and short and long-term investments.  We believe net debt is helpful in analyzing our leverage, and management uses this measure in making decisions regarding potential financings.  Net debt is not a measure determined in accordance with GAAP and should not be considered as a substitute for “current borrowings”, “long-term borrowings” or any other measure determined in accordance with GAAP.